Exhibit 99.1

Lucira Health Reports Preliminary Revenue Results for

Fourth Quarter and Full Year 2021 and Provides Business Update

EMERYVILLE, CA, January 10, 2022 (GLOBE NEWSWIRE) — Lucira Health, Inc. (“Lucira”) (Nasdaq: LHDX), a medical technology company focused on the development and commercialization of transformative and innovative infectious disease test kits, today announced preliminary revenue results for the fourth quarter and full year 2021.

Preliminary, unaudited revenue for the fourth quarter 2021 is expected to be between $58 million and $60 million, reflecting growth of approximately 300% over the unaudited third quarter of 2021. Preliminary unaudited revenue for full year 2021, the first year of commercialization, is expected to be between $90 million and $92 million.

Based on sales pipeline visibility and manufacturing capacity, Lucira projects revenue for 2022 in excess of $450 million.

“We are delighted by our strong revenue performance in the fourth quarter,” said Erik Engelson, President and Chief Executive Officer of Lucira. “The diligent hard work of our employees, contractors, and partners throughout 2021 resulted in expanded manufacturing capacity in the fourth quarter. We anticipate continued expansion during 2022. Demand was consistently strong throughout the fourth quarter and remains so for our easy-to-use, accurate PCR-quality at-home molecular test that provides results on-the-spot in 30 minutes or less. Meeting this demand from business-to-business, direct-to-consumer, international, and the healthcare system is our primary focus. Lucira’s strong fourth quarter revenue growth demonstrated the founding vision of putting instrument- and reader-free lab-quality molecular tests in the palm of the hand for use anytime and anywhere. We look forward to achieving further growth of Lucira’s COVID-19 test business in 2022 as well as bringing additional tests to market based on Lucira’s revolutionary testing and digital reporting platforms.”

The data relating to fourth quarter and the full year 2021 results presented in this press release reflect our preliminary estimated unaudited financial results for the fourth quarter and year ended December 31, 2021, based upon information available to us as of the date of this press release. We have provided preliminary estimates of financial results primarily because our financial closing procedures for the year ended December 31, 2021 are not yet complete. The data are not a comprehensive statement of our results for this period, and our actual results may differ materially from these preliminary estimated data. Our actual results remain subject to the completion of management’s and our audit committee’s reviews and our other financial closing processes as well as the completion and preparation of our financial data for the fourth quarter and year ended December 31, 2021. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such preliminary data for the fourth quarter and year ended December 31, 2021. During the course of the preparation of our financial statements and related notes and the completion of the audit for the fourth quarter and year ended December 31, 2021, additional adjustments to the preliminary estimated financial information presented here may be identified, and our final results for these periods may vary from these preliminary estimates. This preliminary estimated data should not be considered a substitute for the financial statements to be prepared in accordance with accounting principles generally accepted in the United States and to be filed with the Securities and Exchange Commission in our Annual Report on Form 10-K for the year ended December 31, 2021 once it becomes available. Lucira expects to provide fourth quarter and full year 2021 financial results and 2022 guidance during its fourth quarter 2021 earnings call in March 2022.

About Lucira Health

Lucira is a medical technology company focused on the development and commercialization of transformative and innovative infectious disease test kits. Lucira’s testing platform produces lab quality molecular testing in a single-use, consumer-friendly, palm-size test kit powered by two AA batteries. Lucira designed its test kits to provide accurate, reliable, and on-the-spot molecular test results anywhere and at any time. The Lucira™ Check-It COVID-19 Test Kit (OTC) and Lucira™ COVID-19 All-In-One Test Kit (Rx) are designed to provide a clinically relevant COVID-19 result within 30 minutes from sample collection. For more information, visit www.lucirahealth.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “can,” “plans,” “will,” “may,” “anticipates,” “expects,” “potential,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Lucira’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including our ability to increase production, streamline operations and increase product availability; the success of our test platform with COVID-19 including its variants, the extent and duration of the COVID-19 pandemic and our expectations regarding customer and user demand for our COVID-19 test kit; our ability to obtain and maintain regulatory approval for our test kits, including our existing Emergency Use Authorization for our COVID-19 test kits; the performance of, and our reliance on, third parties in connection with the commercialization of our test kits, including Jabil Inc. and our single-source suppliers; our ability to successfully continue to expand internationally; any impact on our ability to market our products; demand for our products due to deferral of procedures using our products or disruption in our supply chain; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; our ability to enhance and expand our product offerings; our ability to accurately predict continued expansion; our ability to accurately forecast revenue; development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; and product defects or failures. These and other risks and uncertainties are described more fully in the “Risk Factors” section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and Lucira assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact

Greg Chodaczek

Investorrelations@lucirahealth.com

347-620-7010